Exhibit 4.5.4

Execution Counterpart

THE DOE RUN RESOURCES CORPORATION

Investor Rights Agreement

October 29, 2002

TABLE OF CONTENTS

1. EFFECTIVENESS; DEFINITIONS; REPRESENTATIONS.
1.1.	Closing
1.2.	Definitions
1.3.	Representations and Warranties
2. VOTING AGREEMENT.
2.1.	Election of Directors
2.2.	Certain Significant Transactions
2.3.	Actions by Special Director
2.4.	Proxy
2.5.	The Company.
2.6.	Additional Renco Covenant
2.7.	Period
3. REGISTRATION RIGHTS
3.1.	Registration Rights
4. LEGENDS.
4.1.	Restrictive Legend
5. AMENDMENT, TERMINATION, ETC.
5.1.	Oral Modifications
5.2.	Written Modifications
5.3.	Termination
6. DEFINITIONS
6.1.	Certain Matters of Construction
6.2.	Definitions
7. MISCELLANEOUS.
7.1.	Effect
7.2.	Notices
7.3.	Binding Effect, Etc
7.4.	Descriptive Headings
7.5.	Counterparts
7.6.	Severability
7.7.	Remedies; Specific Performance
7.8.	Governing Law

i

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (as amended, restated or otherwise modified, the “Agreement”) is made as of October 29, 2002 by and among:

(i)                               The Doe Run Resources Corporation, a New York corporation (the “Company”);

(ii)                            DR Acquisition Corp., a Missouri corporation (the “Stockholder”);

(iii)                         The Renco Group, Inc., a New York corporation (the “Parent”); and

(iv)                        State Street Bank and Trust Company, a Massachusetts trust company (the “Warrant Agent”) on behalf of all holders of Warrants and Warrant Shares (the “Warrantholders” and each, a “Warrantholder”) issued or to be issued in accordance with the terms of the Warrant Agreement between the Company and the Warrant Agent dated as of the date hereof (the “Warrant Agreement”).

Recitals

WHEREAS pursuant to the Indenture dated as of the date hereof among the Company, the Guarantors named therein and State Street Bank and Trust Company, as trustee (as amended and in effect from time to time, the “Indenture”), the Warrantholders (in their capacity as Holders thereunder) are extending certain loans (the “Indebtedness”) to the Company.

WHEREAS in connection with the Indebtedness, on the date hereof the Company is issuing to the Warrantholders Series A Warrants to purchase an aggregate of 644.7813 shares of Common Stock, par value $.10 per share (the “Common Stock”) of the Company, subject to the Warrant Agreement;

WHEREAS pursuant to the Stock Purchase Agreement dated as of the date hereof between the Company and the Parent (the “Renco Agreement”), the Parent is acquiring 2,000 shares of Series A Redeemable Preferred Stock, par value $1,000 per share (the “PIK Preferred Stock”) of the Company;

WHEREAS the Stockholder owns 1,000 shares of Common Stock of the Company;

WHEREAS after giving effect to the transactions contemplated by the Renco Agreement, the Parent and the Stockholder are the sole owners of PIK Preferred Stock and Common Stock of the Company (other than the Warrants).

The parties believe that it is in the best interests of the Company, the Warrantholders, the Parent and the Stockholder to: (i) provide for certain rights and obligations with respect to the election of directors of the Company, (ii)  provide for certain rights and obligations with respect to the Warrants and the Warrant Shares and (iii) set forth their agreements on certain other matters.

Agreement

Therefore, the parties hereto hereby agree as follows:

1.             EFFECTIVENESS; DEFINITIONS; REPRESENTATIONS.

1.1.          Closing.  This Agreement shall become effective upon the issuance of the Series A Warrants in connection with the closing under the Indenture (the “Closing”).

1.2.          Definitions.  Certain terms are used in this Agreement as specifically defined herein.  These definitions are set forth or referred to in Section 6 hereof.

1.3.          Representations and Warranties.  Each party to this Agreement (each a “Party”) represents and warrants to each other Party that:

1.3.1.  this Agreement has been duly and validly executed and delivered by such Party, and constitutes a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms;

1.3.2.  the execution, delivery and performance by such Party of this Agreement (or any joinder to this Agreement) and the consummation by such Party of the transactions contemplated hereby (or thereby) will not, with or without the giving of notice or lapse of time, or both (a) violate any provision of law, statute, rule or regulation to which such Party is subject, (b) violate any order, judgment or decree applicable to such Party, or (c) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Party is a party, or by which such Party is bound;

1.3.3.  in the case of the Stockholder, such Party holds, beneficially and of record, 1,000 shares of Common Stock of the Company, free and clear of any liens, claims or encumbrances except for any of the foregoing as may be imposed by applicable law;

1.3.4.  in the case of the Parent, such Party holds, beneficially and of record, 2,000 shares of PIK Preferred Stock of the Company, free and clear of any liens, claims or encumbrances except for any of the foregoing as may be imposed by applicable law; and

1.3.5.  other than this Agreement and security documents entered into in connection with the Indenture or the Credit Agreement, such Party is not a party to any agreement or arrangement with respect to the voting or Transfer of any of the capital stock of the Company held by such Party.

2.             VOTING AGREEMENT.

2.1.          Election of Directors.  Each of (a) the Stockholder and (b) each Warrantholder which now owns or may in the future own issued and outstanding Warrant Shares hereby agrees that it shall cast all votes to which it is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise and, to the extent applicable, to take all necessary actions whether in such person’s capacity as a stockholder, officer or director of the

Company (including, without limitation, the calling of special meetings of the stockholders of the Company for purposes of such vote):

2.1.1.  to fix the number of directors of the Board of Directors of the Company (the “Board”) at three, unless otherwise required by this Section 2.1;

2.1.2.  to elect from time to time as directors of the Company two individuals designated by the Stockholder (the “DRAC Directors”) in its sole discretion;

2.1.3.  to elect from time to time as a director of the Company one additional individual nominated by the Majority Warrantholders (the “Independent Director”);

2.1.4.  to immediately elect, upon the occurrence of a Major Default, a director selected by the Majority Warrantholders (the “Special Director”), who shall be entitled to cast a super majority vote in accordance with the by-laws of the Company.  The Special Director shall serve during the continuance of a Major Default, subject to Section 2.1.6 below;

2.1.5.  to immediately remove as a director of the Company the Independent Director upon the receipt of a written request from the Majority Warrantholders, and to appoint a successor thereto, who shall be approved by the Majority Warrantholders, and otherwise not to remove such director; and

2.1.6.  to immediately remove as a director of the Company the Special Director upon the receipt of a written request from the Majority Warrantholders, and, so long as a Major Default is continuing, to appoint a successor thereto, who shall be approved by the Majority Warrantholders, and otherwise not to remove such director.

The initial DRAC Directors shall be Ira Leon Rennert and Dennis A. Sadlowski.  The initial Independent Director shall be nominated by the Majority Warrantholders as soon as reasonably practicable after the date hereof, and such nominee shall be appointed by the Stockholder, by written consent or otherwise, in accordance with this Section 2.1, promptly thereafter, but in no event later than ten (10) days after the date of such nomination.  The members of the Board shall serve until their replacements are named in accordance with this Section 2.1.

The parties agree that in the event that the Stockholder fails to vote its shares as required by this Section 2.1, the Majority Warrantholders shall be entitled to vote such shares in accordance with such section pursuant to the proxy granted in Section 2.4 below.

Upon (a) the occurrence of a Major Default and (b) the request of the Majority Warrantholders, the Company shall take, and shall instruct its subsidiaries to take, all steps necessary to cause the composition of the board of directors of each subsidiary of the Company which has a board of directors to be adjusted so as to be identical to that of the Board; provided that, with respect to corporations or similar entities organized in any jurisdiction which requires that one or more members of the board of directors of any such entity organized in such jurisdiction shall be a citizen of such jurisdiction (each, a “Nominee Director”), any Nominee Director serving upon the occurrence of a Major Default shall remain in office, absent a request by the Majority Warrantholders that such Nominee Director resign; provided further that, with respect to any subsidiary which does not have a board of directors, the Company shall take, and shall instruct its subsidiaries to take, all steps necessary to replace the person or persons making corporate decisions on behalf of such subsidiary with a person or persons acceptable to the Majority Warrantholders or, in the case of Doe Run Peru, S.R.L., a Peruvian limited liability company (“Doe Run Peru”) to designate as the attorneys in fact voting the shares of Doe Run Peru held by Doe Run Cayman Ltd., a Cayman Islands company, a person or persons acceptable to the Majority Warrantholders; provided, however, that the approval of the Independent Director or Special Director, as applicable, of any Subsidiary of the Company shall not be required in connection with any action to be taken by such Subsidiary if the Independent Director or Special Director, as applicable, has already approved such action (with respect to such Subsidiary) in his capacity as Independent Director or Special Director, as applicable, of the Company.

Neither the Board nor the board of any subsidiary of the Company shall have any committees.

2.2.          Certain Significant Transactions.  Neither the Company nor any of its subsidiaries shall do, nor shall the Stockholder or the Parent vote its Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause or permit the Company or any of its subsidiaries to do, any of the following without the prior written consent of the Special Director, or if there is no Special Director, the Independent Director:

2.2.1.  increase or decrease the number of directors on the Board, except as contemplated by Section 2.1 above, whether by amending the Bylaws of the Company or otherwise;

2.2.2.  authorize or issue any equity security or amend any term or provision of any equity security, including any issuance in connection with a Public Offering;

2.2.3.  amend, modify or repeal the Company’s or any subsidiary’s Certificate of Incorporation or Bylaws or comparable document;

2.2.4.  merge or consolidate with, or sell, assign, lease, license or otherwise dispose of or voluntarily part with (whether in one transaction or in a series of transactions), the control of all or substantially all of its assets to any Person, or permit any subsidiary to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business;

2.2.5.  from and after the Closing, purchase or otherwise acquire assets from, or invest in, any Person (whether in one transaction or in a series of transactions) for consideration in excess of $2,500,000 in the aggregate in any given year (other than (a) purchases of fuel, utilities, supplies, work-in-process, spare parts, feed stocks, (b) purchases that may be required pursuant to governmental obligations, (c) purchases under other contracts approved by the Independent Director or the Special Director or (d) purchases permitted under a standing resolution of the applicable Board of Directors validly approved by the Special Director or Independent Director);

2.2.6.  create, invest in or acquire any interest in any subsidiary that is not, directly or indirectly, a wholly-owned subsidiary, or sell or otherwise dispose of any shares of capital stock of any subsidiary;

2.2.7.  declare or pay any dividends or make any distributions on any class of the Company’s or any subsidiary’s capital stock now or hereafter outstanding or otherwise distribute assets to stockholders, other than distributions permitted under the Credit Agreement, the Indenture and the Congress Facility;

2.2.8.  purchase, redeem or otherwise acquire or retire any of the Company’s or any subsidiary’s capital stock of any class now or hereafter outstanding, or otherwise return capital to the Stockholder; provided that the prior written consent of the Special Director, or if there is no Special Director, the Independent Director shall not be required for any redemption of the PIK Preferred Stock in accordance with the terms of the Certificate of Incorporation of the Company at any time which is at least six months after the maturity date of the indebtedness issued under the Indenture;

2.2.9.  from and after the Closing, sell or otherwise dispose of (a) any fixed asset with a fair market value in excess of $1,000,000 (whether in one transaction or in a series of transactions) or (b) fixed assets with an aggregate fair market value in excess of $5,000,000 in any given year (other than, in either case, sales permitted under standing resolutions of the applicable Board validly approved by the Special Director or the Independent Director);

2.2.10.  adopt an annual operating budget;

2.2.11.  authorize or make capital expenditures in excess of those included in the annual operating budget;

2.2.12.  commence a voluntary case under any bankruptcy or insolvency law, make an assignment for the benefit of creditors, decide to subject any subsidiary to any proceedings under any bankruptcy or insolvency law, decide to avail the Company or any subsidiary of the benefit of any other legislation for the benefit of debtors, propose a plan or reorganization under any bankruptcy or insolvency law or take steps to wind up or terminate the Company’s existence;

2.2.13.  engage in or enter into any new line of business;

2.2.14.  authorize or incur any indebtedness of the Company or any subsidiary for borrowed money (other than indebtedness outstanding (a) immediately following the Closing or (b) under the BCP Facility, the Congress Facility or the Credit Agreement) in excess of, in the aggregate, $5,000,000 outstanding at any time or make any voluntary prepayment on any indebtedness other than any such prepayment permitted under Section 6.12 of the Credit Agreement (whether or not such agreement remains in effect) and other than ordinary trade accounts payable on customary terms in the ordinary course of business or purchase money indebtedness approved in connection with the acquisition of assets permitted under section 2.2.5 above); or

2.2.15.  guarantee any obligation of any Person other than the Company or any wholly owned subsidiary.

Notwithstanding anything to the contrary in this Section 2.2, (a) if the Special Director or the Independent Director, as the case may be, has been notified in writing by the Company that the Company wishes to undertake an action described in Sections 2.2.1 to 2.2.15 and the Special Director or the Independent Director, as the case may be, has not responded within ten business days after receipt of such notification, the Special Director or the Independent Director, as the case may be, shall be deemed to have approved such action and (b) in the event that there is neither an Independent Director nor, after the occurrence and during the continuance of a Major Default, a Special Director, as the case may be, in office, and such office or offices remain vacant for more than 20 business days, the Company shall be permitted to take any action described in Sections 2.2.1 to 2.2.15 as long as such vacancy or vacancies do not result, wholly or in part, from the failure of the Company, DRAC or Renco to take any reasonable actions necessary to appoint such director; provided that this clause (b) shall not be effective until after such time as the First Independent Director or Special Director has been appointed to the Board.

2.3.          Actions by Special Director.  At any time after the occurrence of a Major Default, if so directed by the Special Director, the Company, the Stockholder and the Parent shall take all actions necessary to bring about, and the Stockholder and the Parent shall take all actions required to effect the:

2.3.1.  sale of all of the capital stock or other equity interests of the Company or any of its Subsidiaries;

2.3.2.  merger or consolidation of the Company or any of its Subsidiaries with or into another Person; or

2.3.3.  sale of all or any portion of the assets of the Company or any of its Subsidiaries.

The Company shall apply any proceeds received from the transactions listed in Section 2.3.1, 2.3.2 and 2.3.3 above to the extent necessary to cure the Major Default, if applicable, and then, in the reasonable discretion of the Board, to other corporate purposes.

2.4.          Proxy.  The Stockholder and the Parent each hereby grant to the Warrantholders an irrevocable proxy, coupled with an interest, to vote his or its Shares in accordance with his or its agreements contained in this Section 2, which proxy shall be valid and remain in effect until the provisions of this Section 2 expire.

2.5.          The Company.

2.5.1.  The Company agrees not to give effect to any action by the Parent, the Stockholder, any Warrantholder or any other Person that is in contravention of this Section 2.

2.5.2.  When required, the Company agrees to take all action to cause the election, appointment or removal of the members of the Board as members of the boards of directors of each subsidiary.

2.6.          Additional Renco Covenant.  Parent hereby agrees that, simultaneous with the appointment of any Independent Director or Special Director, Parent shall enter into an indemnity agreement (each, a “Hold Harmless Agreement”) with such Independent Director or Special Director, as applicable, substantially in the form attached hereto as Exhibit A.

2.7.          Restriction.  Notwithstanding anything to the contrary herein, no person shall be appointed as an Independent Director or Special Director if such person is a current or former employee, officer or affiliate of Renco or the Company.

2.8.          Period.  The foregoing provisions of this Section 2 shall expire on the earlier of (a) the last date permitted by law or (b) the date on which no Warrants or Warrant Shares remain outstanding.

3.             REGISTRATION RIGHTS

3.1.          Registration Rights.  In the event that the Company determines to effect a Public Offering of its securities, immediately prior to the commencement of such Public Offering, the Company and the Majority Warrantholders shall negotiate an agreement providing the Warrantholders with registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants on standard terms and conditions.  The Company agrees that the proposed Public Offering shall not be commenced until such an agreement reasonably satisfactory to the Majority Warrantholders shall have been executed.

4.             LEGENDS.

4.1.          Restrictive Legend.  Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

The voting of the shares of stock represented by this certificate, and the sale, encumbrance or other disposition thereof, are subject to the provisions of an Investor Rights Agreement to which the issuer and certain of its stockholders are party, a copy of which may be inspected at the principal office of the issuer or obtained from the issuer without charge.

Any person who acquires Shares which are not subject to all or part of the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

5.             AMENDMENT, TERMINATION, ETC.

5.1.          Oral Modifications.  This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

5.2.          Written Modifications.  This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company, the Stockholder, the Warrant Agent and the Majority Warrantholders.

5.3.          Termination.  No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

6.             DEFINITIONS.  For purposes of this Agreement:

6.1.          Certain Matters of Construction.  In addition to the definitions referred to or set forth below in this Section 6.

6.1.1.  The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

6.1.2.  Definitions shall be equally applicable to both the singular and plural forms of the terms defined;

6.1.3.  The masculine, feminine and neuter genders shall each include the other; and

6.1.4.  Definitions shall have the correlative meaning whether used in noun or verb form.

6.2.          Definitions.  The following terms shall have the following meanings:

“Affiliate” means, with respect to the Company or any of its Subsidiaries (or any other specified Person), any other Person which, directly or indirectly controls or is controlled by or is under direct or indirect common control with the Company or such Subsidiary (or such specified Person), and, without limiting the generality of the foregoing, shall include (a) any Person which beneficially owns or holds 10% of more of any class of voting securities of such Person or 10% or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds 10% or more of any class of voting securities or in which such Person beneficially owns or holds 10% or more of the equity interest in such Person and (c) any director or officer of such Person.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“BCP Facility” means one or more working capital facilities or other working capital financings or programs entered into by Doe Run Peru and its subsidiaries from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time, including but not limited to that certain Contrato de Linea de Crédito en Moneda Extranjera, dated as of September 17, 2002 and effective as of September 25, 2002 among Doe Run Peru, as borrower and Banco de Credito de Peru as agent, and each lender party thereto, and any agreement renewing, refinancing or replacement thereof.

“Congress Facility” means the Amended and Restated Loan and Security Agreement, dated as of October 29, 2002, among the Company, its domestic subsidiaries from time to time party thereto, the financial institutions from time to time party thereto as lenders, Congress Financial Corporation, in its capacity as agent for such lenders and The CIT Group/Business Credit, Inc. in its capacity as co-agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the indebtedness under the Congress Facility).

“Convertible Securities” shall mean any evidence of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Credit Agreement” shall mean the Credit Agreement dated as of the date hereof among the Company, the lenders party thereto and Regiment Capital Advisors, L.L.C., as Agent.

“Major Default” shall mean (a) a default under Section 8.1.1 or 8.1.11 of the Credit Agreement, (b) a default by Renco of its obligations under Section 2.1 of the Renco Credit Support Agreement (as defined in the Credit Agreement) or (c) the failure of the Company and Renco, collectively, to pay the Aggregate Put Price (as defined in the Warrant Agreement) (and all accrued interest thereon) on or before the third anniversary of the exercise of the Put Option (as defined in the Warrant Agreement).

“Majority Warrantholders” means the holders of more than 50% of the Warrants, or if the Warrants have been exercised, the Warrant Shares.

“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity, and any government, governmental department or agency or political subdivision thereof.

“Public Offering” shall mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time.

“Shares” shall mean (a) all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, the Stockholder or any Warrantholder, whenever issued, including, without limitation, all shares of Common Stock issued pursuant to the conversion, exchange or exercise of any Convertible Securities, (b) all shares of PIK Preferred Stock originally issued to Parent and (c) Convertible Securities originally granted or issued to the Stockholder or Parent.

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any securities to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Warrants” shall mean the Series A warrants to purchase Common Stock of the Company issued to certain Warrantholders in connection with the extension of the Indebtedness pursuant to the Indenture and any other warrants issued in accordance with the Warrant Agreement.

“Warrant Shares” shall mean the Common Stock issuable upon the exercise of the Warrants in accordance with the Warrant Agreement.

7.             MISCELLANEOUS.

7.1.          Effect.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2.          Notices.  Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, or (b) sent (i) by a nationally recognized overnight courier, or (ii) by registered or certified mail, postage prepaid, in each case, addressed as follows:

If to the Company, to it at:

1801 Park 270 Drive

Suite 300

St. Louis, MO  63146

Attn:  Chief Executive Officer

with a copy to:

Cadwalader, Wickersham & Taft

100 Maiden Lane

New York, NY  10038

Attn:       Michael Ryan, Esq.

If to the Stockholder or to the Parent, to it at:

30 Rockefeller Center

42nd Floor

New York, NY  100112

Attn:  Chief Executive Officer

with a copy to:

Cadwalader, Wickersham & Taft

100 Maiden Lane

New York, NY  10038

Attn:       Michael Ryan, Esq.

If to the Warrant Agent, to him or it at:

Corporate Trust Administration

225 Asylum, 23rd Floor

Hartford, CT  06103

Attn:  Gregory Donovan

Facsimile No.: 860-244-1897

Ref:  Doe Run

with copies to:

Shipman & Goodwin LLP

One American Row

Hartford, CT 06103-2819

Attn: Thomas Tresselt, Esq.

Facsimile No.: 860-251-5899

and

Ropes & Gray

One International Place

Boston, MA 02110

Attn:  Collin J. Beecroft, Esq.

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.  Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered, (b) two (2) business days after being sent by a nationally recognized overnight courier, and (c) three (3) business days after being sent by registered or certified mail.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.3.          Binding Effect, Etc.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

7.4.          Descriptive Headings.  The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not be construed to define or limit any of the terms or provisions hereof.

7.5.          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

7.6.          Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.7.          Remedies; Specific Performance.  Each Party shall have all remedies available at law, in equity or otherwise, in the event of any breach or violation of this Agreement or any default hereunder by any other party.  The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including, without limitation, preliminary or temporary relief) as may be appropriate in the circumstances.

7.8.          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

7.9.          Action by Majority Warrantholders.  Any action requiring the consent of the Majority Warrantholders (including, but not limited to, the nomination of directors pursuant to Section 2.1 hereof) shall be deemed taken upon the approval of such action in writing by the Majority Warrantholders.

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[Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	THE DOE RUN RESOURCES CORPORATION

	By	/s/ Marvin Kaiser
		Name:	Marvin Kaiser
		Title:	Executive Vice President

THE STOCKHOLDER:	DR ACQUISITION CORP.

	By	/s/ Marvin Kaiser
		Name:	Marvin Kaiser
		Title:	CFO

THE PARENT:	THE RENCO GROUP, INC.

	By	/s/ Roger Fay
		Name:	Roger Fay
		Title:	Vice President—Finance

THE WARRANT AGENT:	STATE STREET BANK AND TRUST COMPANY

	By	/s/ Gregory M. Donovan
		Name:	Gregory M. Donovan
		Title:	Assistant Vice President

Exhibit A

Form of Hold Harmless Agreement